Exhibit 10.1

FIRST AMENDMENT TO LOAN AGREEMENT

This FIRST AMENDMENT TO LOAN AGREEMENT (this “Agreement”) is made and entered into as of November 9, 2020, by and among PMI GREENSBORO, LLC, a Delaware limited liability company, having its principal place of business at 406 Page Road, Nashville, Tennessee 37205 (“TIC Borrower 1”), and MDR GREENSBORO, LLC, a Delaware limited liability company, having its principal place of business at 11 S. 12th Street, Suite 401, Richmond, Virginia 23219 (“TIC Borrower 2”, and, collectively with TIC Borrower 1, together with their respective successors and/or assigns, hereinafter, individually or collectively as the context may require, “Borrower”), and BSPRT 2018-FL3 ISSUER, LTD., an exempted company incorporated in the Cayman Islands with limited liability (as successor-in-interest to Benefit Street Partners Realty Operating Partnership, L.P., a Delaware limited partnership, together with its successors and/or assigns, “Lender”).

W I T N E S S E T H:

WHEREAS, Borrower and Lender entered into that certain Loan Agreement dated as of November 3, 2017, as amended by that certain Letter Agreement dated as of May 4, 2020 (as may be further amended, restated, revised, modified, supplemented or amended and restated from time to time, collectively, the “Loan Agreement”);

WHEREAS, Borrower and Lender have agreed to amend the Loan Agreement as set forth herein.

NOW, THEREFORE, for and in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, Borrower and Lender hereby agree as follows:

1.                  Recitals. The foregoing recitals are confirmed by the parties as true and correct and are incorporated herein by reference. The recitals are a substantive, contractual part of this Agreement.

2.                  Capitalized Terms. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.

3.                  Modification to Section 1.1 of the Loan Agreement.

(a)       As of the date hereof, Section 1.1 of the Loan Agreement is amended by deleting the following definitions in their entirety and simultaneously substituting in lieu thereof the following:

“Cash Sweep Period” shall mean a period (i) commencing upon any of (A) the occurrence and continuance of an Event of Default beyond any applicable cure period, (B) the Debt Service Coverage Ratio being less than 1.20 to 1.00; (C) the Debt Yield being less than 8.75%; or (D) the occurrence of a Franchise Sweep Event; and (ii) expiring upon (w) with regard to any Cash Sweep Period commenced in connection with clause (A) above, the cure (if applicable) of such Event of Default, (x) with regard to any Cash Sweep Period commenced in connection with clause (B) above, the date that the Debt Service Coverage Ratio is equal to or greater than 1.30 to 1.00 for two (2) consecutive calendar quarters, (y) with regard to any Cash Sweep Period commenced in connection with clause (C) above, the date that the Debt Yield is equal to or greater than 9.25% for two (2) consecutive calendar quarters, and (z) with regard to any Cash Sweep Period commenced in connection with clause (D) above, the expiration of all Franchise Sweep Periods. Notwithstanding the foregoing, a Cash Sweep Period shall not be deemed to expire in the event that a Cash Sweep Period then exists for any other reason. Additionally, notwithstanding anything to the contrary in the Loan Documents, no Cash Sweep Period shall commence pursuant to clause (B) or (C) above during the period beginning on the First Amendment Closing Date and ending on May 9, 2022.

“LIBOR Rate” shall mean the greater of (i) the sum of (A) the Adjusted LIBOR Rate and (B) the LIBOR Spread and (ii) six and one-half percent (6.50%).

“LIBOR Spread” shall mean six and twenty-five hundredths percent (6.25%).

“Maturity Date” shall mean May 9, 2022, as such date may be extended pursuant to and in accordance with Section 2.11 hereof, or such other date on which the final payment of the principal amount of the Loan becomes due and payable as herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Monthly Amortization Payment Date” shall mean May 9, 2022.

“Reserve Accounts” shall mean the Tax Account, the Insurance Account, the FF&E Reserve Account, the Immediate Repair Account, the Excess Cash Flow Account, the Operating Expense Account, the PIP Reserve Account, the Interest Reserve Account and any other escrow account established by this Agreement or the other Loan Documents (but specifically excluding the Cash Management Account, the Clearing Account and the Debt Service Account).

“Reserve Funds” shall mean the Tax and Insurance Funds, the FF&E Reserve Funds, the Immediate Repair Funds, the Excess Cash Flow Funds, the Operating Expense Funds, the PIP Reserve Funds, the Interest Reserve Funds and any other escrow funds established by this Agreement or the other Loan Documents.

(b)       As of the date hereof, Section 1.1 of the Loan Agreement is amended by adding the following definitions in their entirety:

“First Amendment Closing Date” shall mean November 9, 2020.

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“First Amendment Prepayment” shall have the meaning as set forth in Section 2.7.

“Interest Reserve Account” shall have the meaning set forth in Section 7.10 hereof.

“Interest Reserve Funds” shall have the meaning set forth in Section 7.10 hereof

“Lender Party” shall mean (i) Lender, (ii) any Servicer, (iii) any receiver or other fiduciary appointed in a foreclosure or other Creditors Rights Laws proceeding, (iv) any officers, directors, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, Affiliates or subsidiaries of any and all of the foregoing, and (v) the heirs, legal representatives, successors and assigns of any and all of the foregoing (including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of any Lender Party’s assets and business), in all cases whether during the term of the Loan or as part of or following a foreclosure of the Loan.

“Unaffiliated Third Party” shall mean any Person including, without limitation, the press or media, any bank, savings association, corporation, company, limited liability company, group, partnership, trust or other business entity or any individual, but specifically excluding, any Restricted Party, Manager, and Lender Party.

4.                  Modification to Section 2.7 of the Loan Agreement. As of the date hereof, Section 2.7 of the Loan Agreement is amended by adding the following as a new Section 2.7(e):

(e)       On the First Amendment Closing Date, Borrower shall make a prepayment of the Loan in an amount equal to $200,000, accompanied by payment of Breakage Costs and the Exit Fee, in each case to the extent applicable, and the applicable Interest Shortfall due in connection therewith (the “First Amendment Prepayment”).

5.                  Modification to Section 2.11 of the Loan Agreement. As of the date hereof, Section 2.11 of the Loan Agreement is amended by deleting such section in its entirety and simultaneously substituting in lieu thereof the following:

Section 2.11 Extension of the Maturity Date. Borrower shall have the option to extend the term of the Loan beyond the initial Maturity Date for one (1) term (the “Extension Option”) of six (6) months (the “Extension Period”) to November 9, 2022, if the Extension Option is exercised (the “Extended Maturity Date”) upon satisfaction of the following terms and conditions (in each case as determined by Lender):

(a)        no Event of Default shall have occurred and be continuing at the time the Extension Option is exercised and on the date that the Extension Period is commenced;

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(b)        Borrower shall notify Lender of its irrevocable election to extend the Maturity Date as aforesaid not earlier than sixty (60) days and no later than thirty (30) days prior to the Maturity Date; provided, however, that Borrower shall be permitted to revoke such notice at any time up to five (5) Business Days before the Maturity Date provided that Borrower pays to Lender all actual out-of-pocket costs incurred by Lender in connection with such notice, including, without limitation, any Breakage Costs;

(c)        Borrower shall obtain and deliver to Lender prior to exercise of such Extension Option, pursuant to the applicable terms and conditions of Section 2.8 hereof, a Replacement Interest Rate Cap Agreement, which Replacement Interest Rate Cap Agreement shall be effective commencing on the first day of the Extension Period and shall have a maturity date not earlier than the last day of the Extension Period;

(d)        Borrower shall have paid to Lender the Extension Fee on the date the Extension Period is commenced;

(e)         the Reserve Accounts shall contain the amounts required under this Agreement as of the date of commencement of the Extension Period, including, without limitation, depositing amounts in the (i) Tax Account sufficient to pay Taxes through the Extended Maturity Date, (ii) Insurance Account sufficient to pay all Insurance Premiums through the Extended Maturity Date, (iii) FF&E Reserve Account sufficient to pay the cost of all FF&E expenditures through the Extended Maturity Date, and (iv) Operating Expense Account sufficient to pay Operating Expenses due through the Extended Maturity Date, and Borrower shall deposit such additional reserve funds with Lender as Lender may require;

(f)        each Guarantor shall execute and deliver a reaffirmation, in form and substance satisfactory to Lender, of such Guarantor’s obligations under each of the Loan Documents executed and delivered by such Guarantor;

(g)        Borrower shall deliver to Lender such other certificates, documents or instruments as Lender may reasonably require, including, without limitation, an Officer’s Certificate stating that all representations and warranties of Borrower set forth in Article 3 hereof remain true and correct, subject to any changes in facts or circumstances permitted to have occurred, or not prohibited from having occurred, pursuant to the terms of the Loan Documents (in which case such change of facts and circumstances shall be set forth in such Officer’s Certificate with reference to the applicable representations and warranties) or setting forth any exceptions to such representations and warranties, which exceptions shall be satisfactory to Lender;

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(h)        if required by Lender, Lender shall have received, at Borrower’s expense, a title continuation from the title company that provided the Title Insurance Policy evidencing that there are no liens against the Property other than Permitted Encumbrances;

(i)        intentionally omitted; and

(j)        in connection with the Extension Option, the Debt Yield shall not be less than 11.25% at the time the Extension Option is exercised and on the date that such Extension Period is commenced; provided, however, that if the foregoing condition is not satisfied, Borrower may prepay a portion of the outstanding principal balance of the Loan as may be necessary so that such condition is satisfied, provided that any such prepayment shall be subject to Borrower’s obligation to pay the proportionate share of the Exit Fee applicable thereto pursuant to Section 2.10 hereof.

All references in this Agreement and in the other Loan Documents to the Maturity Date shall mean the applicable Extended Maturity Date in the event an Extension Option is exercised.

6.             Modification to Article 4 of the Loan Agreement. As of the date hereof, Article 4 of the Loan Agreement is amended adding the following as a new Section 4.32:

Section 4.32 Distributions. Throughout the term of the Loan, Borrower shall not make any dividend or distribution to any Affiliate without Lender’s prior written consent and approval.

7.             Modification to Section 6.2 of the Loan Agreement. As of the date hereof, Section 6.2 of the Loan Agreement is amended by deleting such section in its entirety and simultaneously substituting in lieu thereof the following:

Section 6.2 Permitted Property Transfers between Borrower.

(a)       On or before the First Amendment Closing Date, Borrower shall be permitted to transfer the Property between TIC Borrower 1 and TIC Borrower 2 such that the organizational chart attached hereto as Exhibit A accurately reflects the ownership of the Property, so long as, each of the following conditions is satisfied:

(i)        in connection with such transfer, the TIC Percentage with respect to TIC Borrower 2 shall not decrease and TIC Borrower 2 shall continue to handle the day-to-day management of the Property;

(ii)       no Default or Event of Default has occurred and is continuing, or would occur as a result of such transfer;

(iii)       Lender shall have received, at Borrower’s expense, a title continuation from the title company that provided the Title Insurance Policy evidencing that there are no liens against the Property other than Permitted Encumbrances;

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(iv)       Borrower shall promptly provide Lender a revised version of the Organizational Chart reflecting any equity transfer consummated in accordance with this Section 6.2(a);

(v)       Lender shall have received an amendment to the TIC Agreement, and a memorandum thereof; each of which shall be in form and substance satisfactory to Lender, and which memorandum shall be recorded in the official public records of the county in which the Property is located;

(vi)       Lender shall receive evidence that Borrower recorded a conveyance deed, or other applicable document, in form and substance satisfactory to Lender, which reflects such transfer,

(vii)       unless waived by Lender, Lender shall receive a Rating Agency Confirmation and, if requested by Lender, Borrower shall deliver a REMIC Opinion in connection with such transfer; and

(viii)       Borrower shall pay all costs, fees and expenses of Lender in connection with the preparation, execution and delivery of the instruments, documents and requirements pursuant to this Section 6.2 (including the reasonable fees and out-of-pocket expenses of counsel for Lender with respect thereto).

(b)       With Lender’s prior written consent, once per calendar year, Borrower shall be permitted to transfer the Property between TIC Borrower 1 and TIC Borrower 2, so long as, with respect to any such transfer, each of the following conditions is satisfied:

(i)        in connection with such transfer, the TIC Percentage with respect to TIC Borrower 2 shall not decrease and TIC Borrower 2 shall continue to handle the day-to-day management of the Property;

(ii)       no Default or Event of Default has occurred and is continuing, or would occur as a result of such transfer;

(iii)       Lender shall have received, at Borrower’s expense, a title continuation from the title company that provided the Title Insurance Policy evidencing that there are no liens against the Property other than Permitted Encumbrances;

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(iv)       Borrower shall promptly provide Lender a revised version of the Organizational Chart reflecting any equity transfer consummated in accordance with this Section 6.2(b);

(v)       Lender shall have received an amendment to the TIC Agreement, and a memorandum thereof; each of which shall be in form and substance satisfactory to Lender, and which memorandum shall be recorded in the official public records of the county in which the Property is located;

(vi)       Lender shall receive evidence that Borrower recorded a conveyance deed, or other applicable document, in form and substance satisfactory to Lender, which reflects such transfer,

(vii)       unless waived by Lender, Lender shall receive a Rating Agency Confirmation and, if requested by Lender, Borrower shall deliver a REMIC Opinion in connection with such transfer; and

(viii)       Borrower shall pay all costs, fees and expenses of Lender in connection with the preparation, execution and delivery of the instruments, documents and requirements pursuant to this Section 6.2 (including the reasonable fees and out-of-pocket expenses of counsel for Lender with respect thereto).

8.                  Modification to Section 7.3 of the Loan Agreement. As of the date hereof, Section 7.3 of the Loan Agreement is amended by deleting Section 7.3(a) in its entirety and simultaneously substituting in lieu thereof the following:

(a)       Beginning on the Monthly Payment Date occurring on December 9, 2019, and on each Monthly Payment Date thereafter, Borrower shall deposit into an Eligible Account held by Lender or Servicer (the “FF&E Reserve Account”) for FF&E costs, an amount equal to 1/12th of 4% of the greater of (i) gross revenues for the Property in the preceding calendar year or (ii) the projected gross revenues for the Property for the current calendar year according to the most recently submitted Annual Budget (the “FF&E Reserve Monthly Deposit”). Notwithstanding the foregoing, for the period beginning on the First Amendment Closing Date and ending on May 9, 2022, Borrower shall not be required to make any deposits into the FF&E Reserve Account. Amounts deposited pursuant to this Section 7.3 are referred to herein as the “FF&E Reserve Funds”. Lender may reassess its estimate of the amount necessary for FF&E costs from time to time, and may require Borrower to increase the monthly deposits required pursuant to this Section 7.3 upon thirty (30) days’ notice to Borrower if Lender determines in its reasonable discretion that an increase is necessary to maintain proper operation of the Property.

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9.                  Modification to Article 7 of the Loan Agreement. As of the date hereof, Article 7 of the Loan Agreement is amended adding the following as a new Section 7.10:

Section 7.10 Interest Reserve Funds. On the First Amendment Closing Date, Borrower shall deposit (or shall cause there to be deposited) into an Eligible Account held by Lender or Servicer (the “Interest Reserve Account”) the sum of $250,000.00, to be held as additional security for the Debt and all of the other Obligations. Amounts deposited pursuant to this Section 7.10 are referred to herein as the “Interest Reserve Funds”. Provided no Event of Default has occurred and is continuing, on each Monthly Payment Date on which a shortfall exists in available revenues from the Property to pay all or any portion of the Monthly Debt Service Payment and/or required deposits into the Reserve Accounts due on such Monthly Payment Date (as demonstrated to Lender’s reasonable satisfaction including, without limitation, by virtue of an Officer’s Certificate detailing the applicable shortfall and the amount(s) to be paid by the disbursement of Interest Reserve Funds), Lender shall disburse an amount of available Interest Reserve Funds, up to the amount of such shortfall, in payment of such amount(s).

10.              Modifications to Article 12 of the Loan Agreement.

(a)       As of the date hereof, Section 12.1(a) of the Loan Agreement is amended by (i) deleting “and/or” from the end of Section 12.1(a)(7)(xiii); (ii) deleting “.” from the end of Section 12.1(a)(7)(xiv) and simultaneously substituting “; and/or” in lieu thereof; and (iii) adding to the following sentence to the end of Section 12.1(a):

(xv)       any violation or breach of the covenant contained in Section 4.32 hereof.

(b)       As of the date hereof, Article 12 of the Loan Agreement is amended by adding to the following sentence to the end of Section 12.1:

Additionally, notwithstanding the foregoing, the Debt shall also be fully recourse to Borrower in the event that Borrower or any other Borrower Party, as applicable, fails to comply with the requirements of 15.13 hereof.

11.              Modification to Section 15.13 of the Loan Agreement. As of the date hereof, Section 15.13 of the Loan Agreement is amended by deleting such section in its entirety and simultaneously substituting in lieu thereof the following:

Section 15.13 Disclosure.

(a)       Except as expressly set forth herein or otherwise expressly approved by Lender in writing, Borrower shall not, and shall not permit any Borrower Party, their Affiliates and agents to: (i) provide a copy of this Agreement or the other Loan Documents or any portion of the foregoing to any Unaffiliated Third Party; (ii) disclose any of the terms or provisions of this Agreement or the other Loan Documents, or even the mere existence of this Agreement or the other Loan Documents to any Unaffiliated Third Party; or (iii) disclose any of the prospective parts of this Agreement or the other Loan Documents which were discussed in negotiations prior to the execution of this Agreement or the Loan Documents to any Unaffiliated Third Party. Notwithstanding the foregoing, Borrower may, and may permit any Borrower Party, their Affiliates or agents to make the following disclosures: (a) disclosures mandated by legislative, judicial and/or administrative order, rule or regulation; and (b) disclosures to tax preparers, tax advisors, independent public accountants, attorneys and insurers, past, present and prospective, provided that such tax preparers, tax advisors, independent public accountants, attorneys and insurers agree to keep all such information in strict confidence except as required by this Agreement, law, regulation, or the standards of the accounting or auditing profession. Borrower agrees and acknowledges that a breach of this Section 15.13 by any Borrower Party, their Affiliates, or agents may cause irreparable damage to Lender. Therefore, in addition to all other rights and remedies available to Lender in accordance with applicable law, Lender shall be entitled to equitable and injunctive relief to prevent the unauthorized use or disclosure of the confidential information in violation of this Section 15.13.

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(b)       All news releases, publicity or advertising by any Borrower Party, their Affiliates, and agents through any media intended to reach the general public which refers to this Agreement or the other Loan Documents or the financing evidenced by this Agreement or the other Loan Documents, to Lender or any of its Affiliates shall be subject to the prior written approval of Lender, not to be unreasonably withheld.

(c)       Borrower agrees, on its behalf and on behalf of each Borrower Party, their Affiliates, and agents that they shall not, whether in oral or written form, make any remarks or publish, participate in the publication of, or direct others to make or publish, any statements, accounts or stories disparaging or denigrating the conduct or character of any Lender Party. The foregoing includes but is not limited to a prohibition on posting, or otherwise disclosing defamatory, disparaging, or critical statements about any Lender Party on the Internet or in any other paper or electronic media outlet, including but not limited to news organizations, blogs, websites, newspapers, email or social media websites.

(d)       The obligations and liabilities of each Borrower Party, their Affiliates, and agents under this Section 15.13 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Security Instrument.

12.              Replacement of Exhibit.  Exhibit A to the Loan Agreement is hereby amended by deleting such exhibit in its entirety and simultaneously substituting in lieu thereof Exhibit A attached hereto.

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13.              Representations and Warranties. Borrower hereby represents and warrants as follows:

(a)       after giving effect to this Agreement each of the representations and warranties in Article 3 of the Loan Agreement and in each of the other Loan Documents are true and correct in all material respects on and as of the date hereof as though made on and as of such date;

(b)       no Event of Default has occurred and is continuing as of the date hereof;

(c)       the execution, delivery and performance by Borrower of this Agreement has been duly authorized by all requisite company action on the part of Borrower and will not violate any of its articles of organization, operating agreement, bylaws or other organizational documents; and

(d)       this Agreement has been duly executed and delivered by Borrower, and this Agreement constitutes the legal, valid and binding obligation of Borrower enforceable against it in accordance with its terms.

14.              Conditions to Effectiveness. The effectiveness of this Agreement is subject to Lender’s receipt of the following in form and substance satisfactory to Lender:

(a)       counterparts of this Agreement executed by and on behalf of Borrower and Lender;

(b)        executed counterparts of the Consent and Reaffirmation of Guarantor attached hereto and made a part hereof duly executed by each Guarantor;

(c)       the First Amendment Prepayment;

(d)       an extension fee in an amount equal to one-half of one percent (0.50%) of the outstanding principal amount of the Loan;

(e)       pursuant to the applicable terms and conditions of Section 2.8 of the Loan Agreement, a Replacement Interest Rate Cap Agreement, which Replacement Interest Rate Cap Agreement shall be effective commencing on November 9, 2020, and shall have a maturity date not earlier than the Maturity Date;

(f)       a title continuation from the title company that provided the Title Insurance Policy evidencing that there are no liens against the Property other than Permitted Encumbrances; and

(g)       all reasonable fees and expenses payable or reimbursable by Borrower as of the date hereof, including, without limitation, all costs, fees and expenses of Lender in connection with the preparation, execution and delivery of this Agreement and the other instruments and documents to be delivered pursuant hereto (including the reasonable fees and out-of-pocket expenses of counsel for Lender with respect thereto).

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15.              No Other Agreements; No Novation. Except as expressly modified and amended hereby, the Loan Agreement shall be and remain in full force and effect and unchanged and is hereby ratified and confirmed. The execution, delivery and effectiveness of this Agreement shall not, except as expressly provided herein, operate as an amendment, waiver or modification of any right, power or remedy of Lender under any of the Loan Documents, nor constitute an amendment, waiver or modification of any other provisions of the Loan Documents. Neither the execution and delivery of this Agreement, nor the consummation of any transaction contemplated hereunder, is intended to constitute a novation of the Loan Agreement or of any of the other Loan Documents or any obligations thereunder. This Agreement shall constitute a Loan Document for all purposes.

16.              Reaffirmation and Ratification. Borrower acknowledges and agrees that the security interests and liens granted to Lender pursuant to the Loan Documents shall remain outstanding and in full force and effect in accordance with the Loan Documents, and shall continue to secure the Obligations, and that the security and other interests granted to Lender thereby are hereby ratified, confirmed and continued by execution and delivery of this Agreement. The Loan Documents shall remain extant and in full force and effect following the execution and delivery of this Agreement and the other Loan Documents executed in connection therewith.

17.              Applicable Law. The governing law and related provisions contained in Section 15.4 of the Loan Agreement are hereby incorporated by reference as if fully set forth herein.

18.              Counterparts and Headings. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. The headings of this Agreement are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration interpreting, this Agreement.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

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IN WITNESS WHEREOF, Borrower and Lender have caused this Agreement to be executed as of the day and year first above written.

BORROWER:

PMI GREENSBORO, LLC, a Delaware limited liability company

By: Peter Mueller, Inc., a Virginia corporation
Its: Manager (and sole member)

By:	/s/ Kurt A. Shirm
Name: Kurt A. Schirm
Title: President

MDR GREENSBORO, LLC, a Delaware limited liability company

By:	Medalist Diversified Holdings, L.P., a Delaware limited partnership
Its:	Sole Owner

By:	Medalist Diversified REIT, Inc., a Maryland corporation
Its:	General Partner

	By:	/s/ William R. Elliott
Name: William R. Elliott
Title: Co-President

 [SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

LENDER:

BSPRT 2018-FL3 ISSUER, LTD., an exempted company incorporated in the Cayman Islands with limited liability

By:	/s/ Micah Goodman
Name: Micah Goodman
Title: Authorized Signatory

CONSENT AND REAFFIRMATION OF GUARANTOR

Guarantor hereby (a) consents to the terms and conditions of this Agreement; (b) reaffirms its obligations pursuant to that certain Guaranty of Recourse Obligations dated November 3, 2017, (the “Guaranty”), and confirms and agrees that, notwithstanding this Agreement and consummation of the transactions contemplated thereby, the Guaranty and all of the Guarantor’s covenants, obligations and liabilities under the Guaranty continue in full force and effect with respect to obligations guaranteed, as the same may be modified by this Agreement; and (c) acknowledges and agrees that no consent of the Guarantor shall be required for any future modification of the Loan Documents or the obligations thereunder.

/s/ Kurt A. Schirm
KURT A. SCHIRM

/s/ Thomas E. Messier
THOMAS E. MESSIER

/s/ William R. Elliott
WILLIAM R. ELLIOTT

PETER MUELLER, INC., a Virginia
corporation

By:	/s/ Kurt A. Shirm
Name: Kurt A. Schirm
Title: President